Exhibit 99.1

Contact:	Matthew Grech
Vice President of Investment and Investor Relations
Novellus Systems, Inc.
(408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS ANNOUNCES THE APPOINTMENT OF JOHN CHENAULT AS INTERIM CHIEF FINANCIAL OFFICER

SAN JOSE, Calif., April 28, 2005 — Novellus Systems, Inc. (Nasdaq NM: NVLS), today announced the appointment of John Chenault as interim Chief Financial Officer. Since joining the company in 1991, Chenault has served in a variety of executive management positions, including Executive Vice President of Business Operations and Executive Vice President of Worldwide Sales and Service. Chenault holds a Bachelor of Business degree in Economics and a Masters degree in Business Administration from Western Illinois University.

“I am pleased with John’s appointment to this position because he has been instrumental in the company’s growth and is committed to driving financial results,” said Richard Hill, Chairman and Chief Executive Officer. “John is one of the most financially astute executives here at the company.”

Kevin Royal, the departing Chief Financial Officer, has advised the company that he will be leaving to take the position of chief financial officer at an internet security company.

“We appreciate Kevin’s contributions to Novellus and his years of service. We wish him well in his future endeavors,” said Hill. “Kevin has developed a strong finance organization that will assist in a smooth transition and I’m looking forward to building upon that foundation,” added Mr. Chenault.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

The statement regarding the expectation that Novellus’ finance organization will assist in a smooth transition, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements. The forward-looking statements involve risks and uncertainties, including, but not limited to, Novellus’ inability to successfully retain key finance personnel, and other risks indicated in our filings with the Securities and Exchange Commission (SEC). Actual results could differ materially. We do not assume, and expressly disclaim, any obligation to update this information. For more details, please refer to our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2004.

About Novellus:
Novellus Systems, Inc., an S&P 500 company, manufactures, markets and services advanced deposition, surface preparation and chemical mechanical planarization equipment for today’s advanced integrated circuits. Our products are designed for high-volume production of advanced, leading-edge semiconductor devices at the lowest possible cost. Headquartered in San Jose, Calif., with subsidiaries throughout the United States, as well as in the United Kingdom, France, Germany, the Netherlands, Ireland, Israel, Italy, India, China, Japan, Korea, Malaysia, Singapore and Taiwan, we are a publicly traded company on the Nasdaq stock exchange (Nasdaq: NVLS) and a component of the Nasdaq-100 Index®. Additional information about Novellus is available on our home page at www.novellus.com

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